Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT
BETWEEN
OAKTREE STRATEGIC INCOME II, INC.
AND
OAKTREE CAPITAL MANAGEMENT, L.P.
This Investment Advisory Agreement (this “Agreement”) made effective September 30, 2019 (the “Effective Date”), by and between OAKTREE STRATEGIC INCOME II, INC., a Delaware corporation (the “Company”), and OAKTREE CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (the “Adviser”).
WHEREAS, the Company is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and
WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1. Duties of the Adviser.
(a) The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the reports and/or registration statements that the Company files with the Securities and Exchange Commission (the “SEC”) from time to time; (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws; and (iii) in accordance with the Investment Company Act. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement (A) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (B) identify, evaluate and negotiate the structure of the investments made by the Company; (C) execute, close, monitor and service the Company’s investments; (D) determine the securities and other assets that the Company will purchase, retain, or sell; (E) perform due diligence on prospective portfolio companies; and (F) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. The Adviser is hereby authorized, on behalf of the Company and at the direction of the Board pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, the Company’s investments and other property and funds held or owned by the Company, including, without limitation, exercising and enforcing rights with respect to any claims relating to such investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.
(b) The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein.
(c) The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.
(d) The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
(e) Subject to review by and the overall control of the Board, the Adviser shall keep and preserve, in the manner and for the period required by the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.
2. Company’s Responsibilities and Expenses Payable by the Company.
All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company. The Company shall bear all other costs and expenses of its organization, operations, administration and transactions, including (without limitation) fees and expenses relating to: (a) all costs, fees, expenses and liabilities incurred in connection with the formation and organization of the Company and the offering and sale of the common stock, including expenses of registering or qualifying securities held by the Company for sale and blue sky filing fees; (b) diligence and monitoring of the Company’s financial, regulatory and legal affairs, and, if necessary, enforcing rights in respect of investments (to the extent an investment opportunity is being considered for the Company and any other funds or accounts managed by the Adviser or its affiliates, the Adviser’s out-of-pocket expenses related to the due diligence for such investment will be shared with such other funds and accounts pro rata based on the anticipated allocation of such investments opportunity between the Company and the other funds and accounts); (c) the cost of calculating the Company’s Net Asset Value (including third-party valuation firms); (d) the cost of effecting sales and repurchases of shares of the Company’s common stock and other securities; (e) Management and Incentive Fees payable pursuant to this Agreement; (f) fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms); (g) retainer, finder’s, placement, adviser, consultant, custodian, sub-custodian, transfer agent, trustee, disbursal, brokerage, registration, legal and other similar fees, commissions and expenses attributable to making or holding investments; (h) fees and expenses associated with marketing efforts (including travel and attendance at investment conferences and similar events); (i) allocable out-of-pocket costs incurred in providing managerial assistance to those portfolio companies that request it; (j) fees, interest and other costs payable on or in connection with any indebtedness; (k) federal and state registration fees and other governmental charges; (l) any exchange listing fees; (m) federal, state and local taxes; (n) independent directors’ fees and expenses; (o) brokerage commissions; (p) costs of proxy statements, stockholders’ reports and notices and any other regulatory reporting expenses; (q) costs of preparing government filings, including periodic and current reports with the SEC; (r) fidelity bond, liability insurance and other insurance premiums; (s) printing, mailing, independent accountants and outside legal costs; (t) costs of winding up and liquidation; (u) litigation, indemnification and other extraordinary or non-recurring expenses; (v) dues, fees and charges of any trade association of which the Company is a member; (w) research and software expenses, quotation equipment and services and other expenses incurred in connection with data services, including subscription costs, providing real-time price feeds, real-time news feeds, securities and company information, and company fundamental data attributable to such investments; (x) costs and expenses relating to investor reporting and communications; (y) all costs, expenses, fees and liabilities incurred in connection with a Liquidity Event (as defined below); (z) all other out-of-pocket expenses, fees and liabilities that are incurred by the Company or by the Adviser on behalf of the Company or that arise out of the operation and activities of the Company, including expenses related to organizing and maintaining persons through or in which investments may be made and the allocable portion of any Adviser costs, including personnel, incurred in connection therewith; (aa) accounting expenses, including expenses associated with the preparation of the financial statements and tax information reporting returns of the Company and the filing of various tax withholding forms and treaty forms by the Company; (bb) the allocable portion of the compensation of the Company’s Chief Financial Officer and Chief Compliance Officer and their respective staffs; and (cc) all other expenses incurred by Oaktree Fund Administration, LLC, as administrator (the “Administrator”), pursuant to the Administration Agreement, dated as of [ ] [ ], 2019 (the “Administration Agreement”), between the Administrator and the Company, an affiliate of the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement to the Administrator or such affiliate in an amount equal to the Company’s allocable portion of overhead and other expenses incurred by the Administrator or such affiliate in performing its obligations and services under the Administration Agreement, such as rent and the Company’s allocable portion of the cost of personnel attributable to performing such obligations and services, including, but not limited to, marketing, legal and other services performed by the Administrator or such affiliate for the Company. For the avoidance of doubt, the

Company will bear its allocable portion of the costs of the compensation, benefits, and related administrative expenses (including travel expenses) of the Company’s officers who provide operational and administrative services hereunder, their respective staffs and other professionals who provide services to the Company (including, in each case, employees of the Administrator or an affiliate) who assist with the preparation, coordination, and administration of the foregoing or provide other “back office” or “middle office” financial or operational services to the Company. Notwithstanding anything to the contrary contained herein, the Company shall reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to such individuals (based on a percentage of time such individuals devote, on an estimated basis, to the business and affairs of the Company and in acting on behalf of the Company).

Additionally, the Company bears all of the costs and expenses of any sub-administration agreements that the Administrator enters into.

A “Liquidity Event” means: at the discretion of the Company’s board of directors: (a)(i) the listing of the Company’s common stock on a national securities exchange or (ii) an initial public offering of the Company’s common stock that results in gross proceeds to the Company of at least $50 million and a listing of the common stock on a national securities exchange (each of (i) and (ii), a “Qualified Listing”) or (b) with the consent of a majority of outstanding shares of common stock not affiliated with the Adviser and in accordance with the applicable requirements of Delaware law, a corporate control transaction, which may include a strategic sale of the Company or all or substantially all of its assets to, or a merger with, another entity, or another type of corporate control event, which may include, but is not limited to, a transaction with an affiliated entity, including an affiliated BDC, for consideration in cash or publicly listed securities of such entity or a combination of cash and such publicly listed securities.

3. Compensation of the Adviser.
The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a management fee (“Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may agree to temporarily or permanently waive or defer, in whole or in part, the Management Fee and/or the Incentive Fee. See Appendix A for examples of how these fees are calculated. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. Any portion of a deferred fee payable to the Adviser shall be deferred without interest and may be paid in any quarter prior to the termination of this Agreement as the Adviser may determine upon written notice to the Company.

(a) Prior to the completion of a Qualified Listing, if any, the Adviser will receive quarterly in arrears a Management Fee equal to 1.00% per annum (the “Applicable Management Fee Percentage”) of the Company’s Gross Asset Value (as defined below), provided, that prior to a Qualified Listing, the Management Fee shall not exceed 1.75% per annum of the Unleveraged Asset Value (as defined below). From and after the date of a Qualified Listing, if any, of the

Company (or its successor), the Applicable Management Fee Percentage shall increase to 1.50% per annum of the Company’s Gross Asset Value.
For purposes of calculating the Management Fee, the Gross Asset Value of the Company will be determined by the Company’s board of directors (including any committee thereof). Until (a) the 12-month anniversary of the Initial Closing (as defined below) or (b) the completion of a Qualified Listing, whichever occurs first, the Management Fee for each quarter shall be calculated based on the average Gross Asset Value of the Company at the end of each month during such calendar quarter (prior to taking into account any Incentive Fee); provided, that the Management Fee for the Company’s first calendar quarter shall be calculated based on the Gross Asset Value of the Company at the end of such calendar quarter (prior to taking into account any Incentive Fee). Following (a) the 12-month anniversary of the Initial Closing or (b) the completion of a Qualified Listing, whichever occurs first, the Management Fee for each quarter shall be calculated based on the average Gross Asset Value of the Company at the end of such quarter and at the end of the preceding quarter (in each case, prior to taking into account any Incentive Fee); provided, that the Management Fee for the calendar quarter in which the Company consummates a Qualified Listing shall be calculated based on the Gross Asset Value of the Company at the end of such calendar quarter (prior to taking into account any Incentive Fee). The Unleveraged Asset Value shall be determined in a manner consistent with the determination of Gross Asset Value.
The term “Gross Asset Value” means the value of the gross assets of the Company, determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”), including portfolio investments purchased with borrowed funds and other forms of leverage, but excluding cash and cash equivalents (as defined below). The term “Unleveraged Asset Value” means the Gross Asset Value less Company’s borrowings for investment purposes determined on a consolidated basis in accordance with GAAP (other than borrowings under the Company’s investor subscription credit facility that are repaid within 180 days of incurrence). The Adviser will not receive any fees on Capital Commitments not yet drawn.
For purposes of this Agreement, the term “cash and cash equivalents” will have the meaning ascribed to it from time to time in the notes to the financial statements that the Company files with the SEC. The Management Fee for any partial month or quarter shall be appropriately prorated (upon termination of this Agreement as of the termination date).
(b) The Incentive Fee shall consist of two parts, as follows:
(i) The “Investment Income Incentive Fee” will be calculated and payable quarterly in arrears based on the Company’s Pre-Incentive Fee Net Investment Income (as defined below) for the immediately preceding calendar quarter. The Company’s “Pre-Incentive Fee Net Investment Income” means consolidated interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies other than fees for providing managerial assistance) accrued during the calendar quarter, minus the operating expenses accrued for the quarter (including the Management Fee, Company expenses and any interest expense or fees on any credit facilities or outstanding debt, but excluding the Incentive Fee). The Company’s Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that has not yet been received in cash. For the avoidance of doubt, the Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, will be compared to a hurdle of 1.50% per quarter (6% annualized) (the “Hurdle Rate”). The Company’s net investment income used to calculate this part of the Incentive Fee is also included in the amount of the Company’s gross assets used to calculate the 1.00% Management Fee. The Company will pay to the Adviser an Investment Income Incentive Fee each quarter as follows:

(a)	No Investment Income Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate;

(b)
100% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate but is less than or equal to a 1.875% (7.5% annualized) rate of return on the value of the Company’s net assets as of the end of such calendar quarter (the “Catch-Up”), which is intended to provide the Adviser with 20% of the Pre-Incentive Fee Net Investment Income as if the Hurdle Rate did not apply, if the Pre-Incentive Fee Net Investment Income exceeds the Hurdle Rate in such calendar quarter; and

(c)
20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds a 1.875% (7.5% annualized) rate of return on the value of the Company’s net assets as of the end of such calendar quarter, so that once the Hurdle Rate is reached and the Catch-Up in (b) immediately above is achieved, 20% of the Pre-Incentive Fee Net Investment Income thereafter is allocated to the Adviser.

The foregoing calculations will be appropriately prorated for any period of less than three months and adjusted for any issuances or repurchases of the Company’s common stock during a quarter.

(ii)    The second part of the Incentive Fee is the Capital Gains Incentive Fee, determined and payable in arrears as of the end of each year (or upon termination of this Agreement). The Capital Gains Incentive Fee is calculated as of the end of each calendar year and equals 20% of the realized capital gains, if any, on a cumulative basis commencing with the calendar year ending December 31, 2018 through the end of each calendar year, computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation, less the aggregate amount of any previously paid Capital Gains Incentive Fee with respect to each of the investments in the Company’s portfolio, provided that the Capital Gains Incentive Fee determined as of December 31, 2018, if any, will be calculated for a period of shorter than 12 calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from the date of the initial closing of the sale of the Company’s common stock to non-affiliates of the Company (the “Initial Closing”) through the end of 2018.

(c) In certain circumstances the Adviser, any Sub-Adviser, or any of their respective affiliates, may receive compensation from a portfolio company in connection with the Company’s investment in such portfolio company. Any compensation received by the Adviser, Sub-Adviser, or any of their respective affiliates, attributable to the Company’s investment in any portfolio company, in excess of any of the limitations in or exemptions granted from the Investment Company Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Adviser, any Sub-Adviser or the Company by the SEC, shall be delivered promptly to the Company and the Company will retain such excess compensation for the benefit of its shareholders.

4. Covenants of the Adviser.
The Adviser covenants that it will maintain its registration as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.
5. Brokerage Commissions.
The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.
6. Other Activities of the Adviser.
The services of the Adviser to the Company are not exclusive. Subject to the provisions of the Company’s charter and by-laws, the Adviser and its managers, partners, principals, officers, employees and agents shall be free to act for their own account or the account of any other Account, and to engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as the Adviser’s services to the Company hereunder are not impaired thereby. The Company agrees that the Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the investments of the Company. Nothing in this Agreement shall limit or restrict the right of any manager, partner, principal, officer, employee or agent of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, managers, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, principals, stockholders, members, managers, agents or otherwise, and that the Adviser and directors, officers, employees, partners, principals, stockholders, members, managers and agents of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.
7. Responsibility of Dual Directors, Officers and/or Employees.
If any person who is a manager, partner, principal, officer, employee or agent of the Adviser is or becomes a director, manager, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, principal, officer, employee and/or agent of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, principal, officer, employee or agent of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.
8. Limitation of Liability of the Adviser; Indemnification.
The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.

9. Effectiveness, Duration and Termination of Agreement.
This Agreement shall become effective as of the Effective Date. This Agreement shall remain in effect for two years from the Effective Date, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board or a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s directors or by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Paragraph 3 through the date of termination or expiration.

10. Notices.
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
11. Amendments.
This Agreement may be amended by mutual consent.
12. Entire Agreement; Governing Law.
This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of New York in the county of New York and of the U.S. District Court for the Southern District of New York.
13. Forum Selection.

Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns must be brought and determined in the state or United States district courts of the State of New York (and may not be brought or determined in any other forum or jurisdiction), and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the sole and exclusive jurisdiction of the aforesaid courts.

14. No Third Party Beneficiary.

Other than expressly provided for in Paragraph 8 of this Agreement, this Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including but not limited to stockholders of the Company.

15. Severability.

Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
16. Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

17. Survival of Certain Provisions.
The provisions of Paragraph 8 of this Agreement shall survive any termination or expiration of this Agreement and the dissolution, termination and winding up of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.
OAKTREE STRATEGIC INCOME II, INC.

By: /s/ Mathew Pendo
Name: Mathew Pendo
Title: President and Chief Operating Officer

OAKTREE CAPITAL MANAGEMENT, L.P.
By: /s/ Mathew Pendo
Name: Mathew Pendo
Title: Managing Director

By: /s/ Mary Gallegly
Name: Mary Gallegly
Title: Senior Vice President

[Signature Page to Investment Advisory Agreement]

Appendix A
Example 1: Income Related Portion of Incentive Fee(1):
Alternative 1 - Assumptions
Investment income (including interest, dividends, fees, etc.) = 1.25%.
Hurdle Rate(2) = 1.50%.
Management Fee(3) = 0.25%.
Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.
Pre-Incentive Fee Net Investment Income =
(investment income – (Management Fee + other expenses)) = 0.75%.
Pre-Incentive Net Investment Income does not exceed Hurdle Rate, therefore there is no Investment Income Incentive Fee.

Alternative 2 - Assumptions
Investment income (including interest, dividends, fees, etc.) = 2.30%.
Hurdle Rate(2) = 1.50%.
Management Fee(3) = 0.25%.
Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.
Pre-Incentive Fee Net Investment Income =
(investment income – (Management Fee + other expenses)) = 1.80%
Catch-Up = 1.80% – 1.50% =0.30%
Incentive Fee = 100% ´ (1.80% - 1.50%) = 0.30%.
Alternative 3 - Assumptions
Investment income (including interest, dividends, fees, etc.) = 4.00%.
Hurdle Rate(2) = 1.50%.
Management Fee(3) = 0.25%.
Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.
Pre-Incentive Fee Net Investment Income =
(investment income – (Management Fee + other expenses)) = 3.50%.
Incentive Fee = 20% × Pre-Incentive Fee Net Investment Income, subject to “catch-up” (5).
Incentive Fee = (100% × “catch-up”) + (20% × (Pre-Incentive Fee Net Investment Income – 1.875%)).
Catch-Up = 1.875% – 1.50% = 0.375%.
Incentive Fee = (100% × 0.375%) + (20% × (3.50% – 1.875%))
     = 0.375% + (20% × 1.625%)
= 0.375% + 0.325%
= 0.70%.

Example 2: Capital Gains Portion of Incentive Fee:
Alternative 1 - Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”).

•	Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million.

•	Year 3: FMV of Investment B determined to be $25 million.

•	Year 4: Investment B sold for $31 million.
The Capital Gains Incentive Fee, if any, would be:

1.	Year 1: None.

2.	Year 2: $6.0 million Capital Gains Incentive Fee, calculated as follows: $30 million realized capital gains on sale of Investment A multiplied by 20%.

3.
Year 3: None; calculated as follows:(6) $5.0 million cumulative fee (20% multiplied by $25 million ($30 million cumulative capital gains less $5 million cumulative unrealized capital depreciation)) less $6.0 million (previous capital gains fee paid in Year 2).

4.
Year 4: $200,000 Capital Gains Incentive Fee, calculated as follows: $6.2 million cumulative fee (20% multiplied by $31 million cumulative realized capital gains ($30 million from Investment A and $1 million from Investment B)) less $6.0 million (previous capital gains fee paid in Year 2).

Alternative 2 - Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”).

•	Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million.

•	Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million.

•	Year 4: FMV of Investment B determined to be $35 million.

•	Year 5: Investment B sold for $20 million.
The capital gains portion of the incentive fee, if any, would be:

•	Year 1: None.

•
Year 2: $5.0 million Capital Gains Incentive Fee, calculated as follows: 20% multiplied by $25 million ($30 million realized capital gains on sale of Investment A less $5 million unrealized capital depreciation on Investment B).

•
Year 3: $1.4 million Capital Gains Incentive Fee, calculated as follows: $6.4 million cumulative fee (20% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million cumulative unrealized capital depreciation)) less $5.0 million (previous capital gains fee paid in Year 2).

•
Year 4: $600,000 capital gains incentive fee, calculated as follows: $7.0 million cumulative fee (20% multiplied by $35 million cumulative realized capital gains) less $6.4 million (previous cumulative capital gains fee paid in Year 2 and Year 3).

•
Year 5: None. $5.0 million cumulative fee (20% multiplied by $25 million ($35 million cumulative realized capital gains less $10 million realized capital losses)) less $7.0 million (previous cumulative capital gains fee paid in Years 2, 3 and 4).

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Notes:

1.
The hypothetical amount of Pre-Incentive Fee Net Investment Income shown is expressed as a rate of return as of the beginning and the end of the immediately preceding calendar quarter. Solely for purposes of these illustrative examples, we have assumed that the Company has not incurred any leverage. However, we expect to use leverage to partially finance our investments.

2.	Represents 6.0% annualized Hurdle Rate.

3.	Represents 1.00% annualized Management Fee (as in effect prior to a Qualified Listing).

4.	Hypothetical other expenses. Excludes organizational and offering expenses.

5.
The “catch-up” provision is intended to provide the Adviser with an Incentive Fee of approximately 20% on all of the Pre-Incentive Fee Net Investment Income as if a Hurdle Rate did not apply when the net investment income exceeds 1.875% in any calendar quarter.

6.
If the Investment Advisory Agreement is terminated on a date other than December 31 of any year, the Company may pay aggregate Capital Gains Incentive Fees that are more than the amount of such fees that would have been payable if the Investment Advisory Agreement had been terminated on December 31 of such year. This would occur if the FMV of an investment declined between the time the Investment Advisory Agreement was terminated and December 31.